Investor Relations Contact:
Mark A. Schwertfeger, Senior VP and Chief Financial Officer
(800) 365-2759

BRIGGS & STRATTON CORPORATION REPORTS
FISCAL 2019 FIRST QUARTER RESULTS

MILWAUKEE, October 25, 2018/PRNewswire/ -- Briggs & Stratton Corporation (NYSE: BGG), a recognized global leader in providing power to get work done, today announced financial results for its first quarter of fiscal 2019, which ended September 30, 2018.

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Fiscal first quarter net sales were $279 million, a decrease of $50 million or 15.2% from $329 million for the prior year. Lower sales resulted from fewer storm-driven power outages, warm and dry conditions in Australia and Europe and the timing of shipments.

•	Sales of commercial products increased by over 12% in the fiscal first quarter.

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Quarterly GAAP gross profit margin of 15.7% and adjusted gross profit margin of 16.9% decreased from GAAP gross profit margin of 20.1% and adjusted gross profit margin of 20.5% last year driven partially by unfavorable sales mix due to lower service part sales, less manufacturing throughput and lower storm-generated contribution margin.

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First quarter GAAP net loss of $41.0 million included business optimization charges, bad debt expense of $4.1 million for a major retailer that filed for bankruptcy protection, and a litigation settlement charge. Excluding these items, the adjusted net loss was $21.0 million, or $0.51 per diluted share, compared to adjusted loss of $11.3 million, or $0.27 per diluted share in the fiscal first quarter of the prior year.

•	The company repurchased $5.1 million of common stock under the company’s share repurchase program during first fiscal quarter of fiscal 2019.

“Our outlook for fiscal 2019 remains intact despite a slower start to the year than we had anticipated,” stated Todd J. Teske, Chairman, President and Chief Executive Officer. “Unseasonably dry conditions in Australia and Europe did not subside until after the quarter ended. On a full-year basis, however, we expect that generator sales from Hurricanes Florence and Michael will offset the softness in those international markets. In the U.S., grass growing conditions were more normal throughout the summer months and we continue to believe that demand in the U.S. market will be robust for the upcoming season. Timing of customer demand as well as a temporary reduction in business throughput as we adapted to our upgraded ERP system contributed to lower sales globally in the first quarter. Our team has made great headway in improving efficiency since the ERP go-live at the beginning of July such that we are well-positioned to improve throughput in the second quarter and begin to shift our focus to driving business optimization savings in the back half of the fiscal year as planned.” Teske continued, “We also continued to drive strong growth of commercial sales in the first quarter, particularly within our job site business, and we expect to achieve another year of solid commercial growth. We are also well positioned to achieve our business optimization program results from on-shoring the production of Vanguard commercial engines, transitioning to a new, more efficient production facility for commercial mowers and upgrading our ERP system.”

Teske added, “We expect that the recently announced Sears Holdings Corporation bankruptcy filing will have a limited impact on our outlook for the fiscal year. Net sales in support of Sears represent less than 3% of our total net sales outlook, and we will work closely with channel partners to mitigate sales loss due to a potential acceleration in the reduction of Sears stores. As we reported in August, we are positioned to hold our market-leading placement of residential engines despite the higher than usual brand transition at retail this upcoming season and we look forward to working with our channel partners to drive solid brand launches.”

Fiscal 2019 Outlook:

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Net sales are now expected to be in a range of $1.95 billion to $2.01 billion (previously $1.93 billion to $1.99 billion). The increase in net sales outlook primarily contemplates higher pricing to offset the anticipated cost of U.S. tariffs that were implemented in September. Generator sales of approximately $18 million from Hurricanes Florence and Michael are expected to offset lower sales of residential engines and products in Australia and Europe due to the unfavorable weather conditions experienced in the first quarter. The outlook excludes the potential impact from the outcome of the Sears bankruptcy proceeding, which may reduce sales up to $30 million.

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Net income is now expected to be in a range of $60 million to $68 million (previously $58 million to $66 million), or $1.40 to $1.60 per diluted share (previously $1.35 to $1.55 per diluted share). The increase in the outlook is due to our expectation of achieving a lower tax rate, before charges, of 21% to 23% (previously 24% to 26%) from a tax benefit associated with our business optimization initiative. The outlook is prior to the impact of costs related to our business optimization program, bad debt charge, the litigation settlement charge, acquisition costs or the benefit of share repurchases, and excludes the potentially unfavorable impact of up to $0.15 per diluted share depending on the outcome of Sears bankruptcy proceeding.

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There are no updates to expected operating margin percentages of 5.3% to 5.5%, before the impact of charges from the business optimization program, bad debt charge, the litigation settlement charge or acquisition costs. Compared to fiscal 2018, operating margins are expected to improve due to favorable sales mix from growth of commercial products and business optimization program savings of $6 million to $8 million. Higher material and freight costs are expected to be offset by pricing, efficiency improvements and product cost improvements.

•	The company continues to anticipate capital expenditures of approximately $65 million.

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Pre-tax charges associated with the business optimization program were in line with expectations for the first quarter. Full year costs are expected to be approximately $27 million to $32 million in fiscal 2019. Total program cost estimate remains unchanged at $50 million to $55 million.

Conference Call Information:

The company will host a conference call tomorrow at 10:00 AM (ET) to review the first quarter financial results. A live webcast of the conference call will be available on the company’s corporate website: http://investors.basco.com.

Also available is a dial-in number to access the call real-time at (877) 233-9136 and enter Conference ID 9574578. A replay will be offered beginning approximately two hours after the call ends and will be available for one week. Dial (855) 859-2056 and enter the Conference ID to access the replay.

Non-GAAP Financial Measures:

This release refers to non-GAAP financial measures including “adjusted gross profit”, “adjusted engineering, selling, general, and administrative expenses”, “adjusted segment income (loss)”, “adjusted net income (loss)”, and “adjusted diluted earnings (loss) per share.” Refer to the accompanying financial schedules for supplemental financial data and corresponding reconciliations of these non-GAAP financial measures to certain GAAP financial measures.

Safe Harbor Statement:

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The words “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “intend”, “plan”, “project”, and similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the company’s current views and assumptions and involve risks and uncertainties that include, among other things, the ability to successfully forecast demand for its products; changes in interest rates and foreign exchange rates; the effects of weather on the purchasing patterns of consumers and original equipment manufacturers (OEMs); actions of engine manufacturers and OEMs with whom the company competes; changes in laws and regulations, including U.S. tax reform, changes in tax rates, laws and regulations as well as related guidance; imposition of new, or change in existing, duties, tariffs and trade agreements; changes in customer and OEM demand; changes in prices of raw materials and parts that the company purchases; changes in domestic and foreign economic conditions (including effects from the U.K.’s decision to exit the European Union); the ability to bring new productive capacity on line efficiently and with good quality; outcomes of legal proceedings and claims; the ability to realize anticipated savings from the business optimization program and restructuring actions; and other factors disclosed from time to time in the company’s SEC filings or otherwise, including the factors discussed in Item 1A, Risk Factors, of the company’s Annual Report on Form 10-K and in its periodic reports on Form 10-Q. The company undertakes no obligation to update forward-looking statements made in this release to reflect events or circumstances after the date of this release.

About Briggs & Stratton Corporation:

Briggs & Stratton Corporation (NYSE: BGG), headquartered in Milwaukee, Wisconsin, is focused on providing power to get work done and make people's lives better. Briggs & Stratton is the world’s largest producer of gasoline engines for outdoor power equipment, and is a leading designer, manufacturer and marketer of power generation, pressure washer, lawn and garden, turf care and job site products through its Briggs & Stratton®, Simplicity®, Snapper®, Ferris®, Vanguard®, Allmand®, Billy Goat®, Murray®, Branco®, and Victa® brands. Briggs & Stratton products are designed, manufactured, marketed and serviced in over 100 countries on six continents. For additional information, please visit www.basco.com and www.briggsandstratton.com.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations for the Periods Ended September
(In Thousands, except per share data)

	Three Months Ended September
	FY2019	FY2018
NET SALES	$278,997	$329,094
COST OF GOODS SOLD	235,243	262,829
Gross Profit	43,754	66,265

ENGINEERING, SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	100,858	86,471
EQUITY IN EARNINGS OF UNCONSOLIDATED AFFILIATES	2,973	3,613
Loss from Operations	(54,131)	(16,593)

INTEREST EXPENSE	(5,161)	(4,957)
OTHER INCOME	343	476
Loss before Income Taxes	(58,949)	(21,074)

CREDIT FOR INCOME TAXES	(17,963)	(6,036)
Net Loss	$(40,986)	$(15,038)

EARNINGS (LOSS) PER SHARE
Basic	$(0.98)	$(0.36)
Diluted	$(0.98)	$(0.36)

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	41,858	42,105
Diluted	41,858	42,105

Supplemental International Sales Information
(In Thousands)

	Three Months Ended September
	FY2019	FY2018
International sales based on product shipment destination	$88,526	$114,637

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets as of the End of September
(In Thousands)

CURRENT ASSETS:	FY2019	FY2018
Cash and Cash Equivalents	$29,012	$57,057
Accounts Receivable, Net	185,188	182,776
Inventories	544,848	460,345
Prepaid Expenses and Other Current Assets	34,811	48,511
Total Current Assets	793,859	748,689

OTHER ASSETS:
Goodwill	169,162	161,997
Investments	44,324	47,568
Other Intangible Assets, Net	99,263	100,123
Deferred Income Tax Asset	31,463	64,290
Other Long-Term Assets, Net	22,166	18,979
Total Other Assets	366,378	392,957

PLANT AND EQUIPMENT:
At Cost	1,183,485	1,144,075
Less - Accumulated Depreciation	766,515	768,783
Plant and Equipment, Net	416,970	375,292
	$1,577,207	$1,516,938

CURRENT LIABILITIES:
Accounts Payable	$240,489	$208,032
Short-Term Debt	201,406	64,500
Accrued Liabilities	128,265	138,339
Total Current Liabilities	570,160	410,871

OTHER LIABILITIES:
Accrued Pension Cost	186,455	238,829
Accrued Employee Benefits	20,138	21,826
Accrued Postretirement Health Care Obligation	28,705	33,464
Other Long-Term Liabilities	51,523	46,079
Long-Term Debt	200,888	221,901
Total Other Liabilities	487,709	562,099

SHAREHOLDERS' INVESTMENT:
Common Stock	579	579
Additional Paid-In Capital	75,437	72,073
Retained Earnings	1,024,875	1,085,899
Accumulated Other Comprehensive Loss	(253,934)	(293,910)
Treasury Stock, at Cost	(327,619)	(320,673)
Total Shareholders' Investment	519,338	543,968
	$1,577,207	$1,516,938

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In Thousands)

	Twelve Months Ended September
CASH FLOWS FROM OPERATING ACTIVITIES:	FY2019	FY2018
Net Loss	$(40,986)	$(15,038)
Adjustments to Reconcile Net Loss to Net Cash Used by Operating Activities:
Depreciation and Amortization	16,003	14,871
Stock Compensation Expense	2,632	2,306
Loss on Disposition of Plant and Equipment	—	1,103
Provision for Deferred Income Taxes	(20,482)	(1,040)
Equity in Earnings of Unconsolidated Affiliates	(5,677)	(3,613)
Dividends Received from Unconsolidated Affiliates	3,101	3,231
Changes in Operating Assets and Liabilities:
Accounts Receivable	(1,465)	52,608
Inventories	(127,597)	(84,958)
Other Current Assets	8,014	(8,817)
Accounts Payable, Accrued Liabilities and Income Taxes	27,374	14,138
Other, Net	2,396	(4,298)
Net Cash Used in Operating Activities	(136,687)	(29,507)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Expenditures	(21,246)	(27,117)
Proceeds Received on Disposition of Plant and Equipment	—	374
Cash Paid for Acquisitions, Net of Cash Acquired	(8,865)	—
Net Cash Used in Investing Activities	(30,111)	(26,743)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Borrowings on Revolver	153,371	64,500
Long Term Note Payable	—	7,685
Debt Issuance Costs	—	(1,154)
Treasury Stock Purchases	(5,082)	(2,105)
Stock Option Exercise Proceeds and Tax Benefits	1,823	520
Payments Related to Shares Withheld for Taxes for Stock Compensation	(232)	(1,126)
Net Cash Provided by Financing Activities	149,880	68,320

EFFECT OF EXCHANGE RATE CHANGES	(940)	1,092
NET DECREASE IN CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	(17,858)	13,162
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, Beginning (1)	49,218	61,707
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, Ending (2)	$31,360	$74,869

(1) Included within Beginning Cash, Cash Equivalents, and Restricted Cash is approximately $4.3 million and $0 of restricted cash as of July 1, 2018 and July 2, 2017, respectively.
(2) Included within Ending Cash, Cash Equivalents, and Restricted Cash is approximately $2.3 million and $17.8 million of restricted cash as of September 30, 2018 and October 1, 2017, respectively.

SUPPLEMENTAL SEGMENT INFORMATION

Engines Segment:

	Three Months Ended September
(In Thousands)	FY2019	FY2018
Net Sales	$119,090	$162,746

Gross Profit as Reported	$16,042	$31,219
Business Optimization	423	425
Adjusted Gross Profit	$16,465	$31,644

Gross Profit % as Reported	13.5%	19.2%
Adjusted Gross Profit %	13.8%	19.4%

Segment Loss as Reported	$(44,408)	$(19,590)
Business Optimization	14,488	2,331
Adjusted Segment Loss	$(29,920)	$(17,259)

Segment Loss % as Reported	(37.3)%	(12.0)%
Adjusted Segment Loss %	(25.1)%	(10.6)%

First Quarter Highlights

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Engine sales unit volumes decreased by 25%, or approximately 260,000 engines, in the first quarter of fiscal 2019 compared to the same period last year. Engine and service part sales were lower primarily due to timing of shipments. Sales of approximately $15 million had been accelerated into the fourth quarter of fiscal 2018 to support customers during the go-live of our upgraded ERP system in early July. In addition, shipments are expected to occur later this year compared to last year due to lower shipping throughput this year associated with the go-live of our upgraded ERP system in the first quarter. Certain engine customers were shut down for longer maintenance periods in the first quarter this year, which also contributed to the sales decrease. Sales into Europe and Australia were also lower due to unseasonably dry weather conditions which began to improve subsequent to the end of the first quarter.

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GAAP gross profit percentage compared to last year decreased 570 basis points and adjusted gross profit margins were lower by 560 basis points due to unfavorable sales mix, including a lower proportion of service parts sales.  Manufacturing volumes, which were lower compared to last year by over 15% due to the cut-over to our upgraded ERP system, were higher than anticipated due to an effective production ramp-up following the go-live.

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GAAP engineering, selling, general and administrative expenses (ESG&A) compared to last year increased by $9.1 million. Adjusted ESG&A decreased $2.1 million compared to last year primarily due to reduced costs associated with lower employee compensation expense.

Products Segment:

	Three Months Ended September
(In Thousands)	FY2019	FY2018
Net Sales	$173,042	$186,597

Gross Profit as Reported	$27,556	$35,707
Business Optimization	2,880	768
Adjusted Gross Profit	$30,436	$36,475

Gross Profit % as Reported	15.9%	19.1%
Adjusted Gross Profit %	17.6%	19.5%

Segment Income (Loss) as Reported	$(9,880)	$3,658
Business Optimization	11,641	2,906
Adjusted Segment Income	$1,761	$6,564

Segment Income % as Reported	(5.7)%	2.0%
Adjusted Segment Income %	1.0%	3.5%

First Quarter Highlights

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Net sales decreased by $13.6 million, primarily due to lower generator sales due to less hurricane related activity compared to last year, prolonged drought conditions in Australia and lower service parts sales due to timing of shipments. Offsetting these decreases were higher commercial sales of job site products and Ferris mowers.

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The gross profit percentage decreased by 320 basis points compared to last year. The adjusted gross profit percentage decreased 190 basis points compared to last year primarily due to unfavorable sales mix of proportionately lower service parts sales and a lower contribution margin from less hurricane related sales. Manufacturing throughput was slightly lower year over year related to the cut-over to the upgraded ERP system in the first quarter.

•	GAAP ESG&A increased by $5.3 million compared to last year. Adjusted ESG&A decreased by $1.3 million due to reduced costs associated with lower employee compensation expense.

Non-GAAP Financial Measures
Briggs & Stratton Corporation prepares its financial statements using Generally Accepted Accounting Principles (GAAP). When a company discloses material information containing non-GAAP financial measures, SEC regulations require that the disclosure include a presentation of the most directly comparable GAAP measure and a reconciliation of the GAAP and non-GAAP financial measures. Management’s inclusion of non-GAAP financial measures in this release is intended to supplement, not replace, the presentation of the financial results in accordance with GAAP. Briggs & Stratton Corporation management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Management also believes that these non-GAAP financial measures enhance the ability of investors to analyze the company’s business trends and to understand the company’s performance. In addition, management may utilize non-GAAP financial measures as a guide in the company’s forecasting, budgeting and long-term planning process. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures presented in accordance with GAAP. The following tables are reconciliations of the non-GAAP financial measures:

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Adjusted Segment Information for the Three Month Periods Ended September
(In Thousands, except per share data)

	Three Months Ended September
	FY2019 Reported	Adjustments (1)	FY2019 Adjusted	FY2018 Reported	Adjustments	FY2018 Adjusted
Gross Profit
Engines	$16,042	$423	$16,465	$31,219	$425	$31,644
Products	27,556	2,880	30,436	35,707	768	36,475
Inter-Segment Eliminations	156	—	156	(661)	—	(661)
Total	$43,754	$3,303	$47,057	$66,265	$1,193	$67,458
Engineering, Selling, General and Administrative Expenses
Engines	$62,189	$13,128	$49,061	$53,091	$1,906	$51,185
Products	38,670	8,761	29,909	33,380	2,138	31,242
Total	$100,859	$21,889	$78,970	$86,471	$4,044	$82,427

Equity in Earnings of Unconsolidated Affiliates
Engines	$1,739	$937	$2,676	$2,282	$—	$2,282
Products	1,234	—	1,234	1,331	—	1,331
Total	$2,973	$937	$3,910	$3,613	$—	$3,613

Segment Income (Loss)
Engines	$(44,408)	$14,488	$(29,920)	$(19,590)	$2,331	$(17,259)
Products	(9,880)	11,641	1,761	3,658	2,906	6,564
Inter-Segment Eliminations	156	—	156	(661)	—	(661)
Total	$(54,132)	$26,129	$(28,003)	$(16,593)	$5,237	$(11,356)

Income (Loss) before Income Taxes	(58,949)	26,129	(32,820)	(21,074)	5,237	(15,837)
Provision (Benefit) for Income Taxes	(17,963)	6,154	(11,809)	(6,036)	1,509	(4,527)
Net Income (Loss)	$(40,986)	$19,975	$(21,011)	$(15,038)	$3,728	$(11,310)

Earnings (Loss) Per Share
Basic	$(0.98)	$0.47	$(0.51)	$(0.36)	$0.09	$(0.27)
Diluted	(0.98)	0.47	(0.51)	(0.36)	0.09	(0.27)

(1) For the first quarter of fiscal 2019, business optimization expenses include $0.7 million ($0.5 million after tax) of non-cash charges related to accelerated depreciation, and $19.2 million ($14.5 million after tax) of cash charges related primarily to activities associated with the Company's Q1 FY19 ERP go-live, professional services, employee termination benefits, and plant rearrangement activities. The Company recognized bad debt expense of $4.1 million ($3.1 million after tax) after a major retailer announced that it had filed for bankruptcy protection. The Company recognized $2.0 million ($1.5 million after tax) for amounts accrued related to a litigation settlement and $0.1 million ($0.1 million after tax) related to acquisition integration activities.